UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐  Definitive Proxy Statement

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☐  Soliciting Material Pursuant to §240.14a-12

CHARDAN HEALTHCARE ACQUISITION CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CHARDAN HEALTHCARE ACQUISITION CORP.

17 State St, 21st Floor
New York, NY 10004
Telephone: (646) 465-9000

TO THE STOCKHOLDERS OF
CHARDAN HEALTHCARE ACQUISITION CORP.:

As you know, Chardan Healthcare Acquisition Corp. (“CHAC”) is holding a special meeting of its stockholders at the office of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, on October 23, 2019, at 10:00 a.m., for the following purposes:

●	To approve the Merger Agreement, dated as of July 16, 2019 (the “Merger Agreement”) by and among CHAC, BiomX Ltd. (“BiomX”) and CHAC Merger Sub Ltd. (the “Merger Sub”), and the transactions contemplated thereby, (collectively referred to as the “Business Combination”). This proposal is referred to as the “Business Combination Proposal” or “Proposal No. 1.”

●	To approve the amendment of the Amended and Restated Certificate of Incorporation of CHAC to increase the number of authorized shares of common stock from 30,000,000 to 60,000,000. This proposal is referred to as the “Share Increase Proposal” or “Proposal No. 2.”

●	To approve the amendment of the Amended and Restated Certificate of Incorporation of CHAC to classify the Board of Directors into three classes. This proposal is referred to as the “Classified Board Proposal” or “Proposal No. 3,” and together with the Share Increase Proposal, they are referred to as the “Amendment Proposals.”

●	To approve the Chardan Healthcare Acquisition Corp. 2019 Omnibus Long-Term Incentive Plan. This proposal is referred to as the “Equity Plan Adoption Proposal” or “Proposal No. 4.”

●	To approve the issuance of more than 20% of the issued and outstanding common stock of CHAC pursuant to the terms of the Merger Agreement, as required by NYSE American Listed Company Guide Sections 712 and 713. This proposal is referred to as the “NYSE Proposal” or “Proposal No. 5.”

●	To approve the adjournment of the special meeting, if necessary or advisable, in the event CHAC does not receive the requisite stockholder vote to approve the Business Combination. This proposal is called the “Business Combination Adjournment Proposal” or “Proposal No. 6.”

Proposals 1 through 6 are sometimes collectively referred to herein as the “Proposals.”

On or about September 25, 2019, CHAC mailed to you a detailed proxy statement that contains a description of the Business Combination. The attached first supplement to the proxy statement contains additional information that supplements the proxy statement. CHAC urges you to read this first supplement, together with the proxy statement previously sent to you regarding the proposed transaction, carefully and in its entirety. This proxy supplement is being sent to you on or about October 11, 2019.

CHAC is providing this first supplement to reflect, among other things, that the parties have agreed to increase the minimum cash closing condition to $55,000,000 from $50,000,000 and to make certain amendments to the Merger Agreement, including eliminating the cancellation of a portion of the sponsor’s shares if BiomX did not have at least $70 million at the closing of the Business Combination from certain sources specified in the Merger Agreement.

Your vote is important. Whether or not you expect to attend the special meeting in person, please complete, date and sign the proxy card enclosed with the original proxy statement and mail it in the postage-paid envelope to ensure that your shares will be represented and voted at the special meeting. If you have already submitted your proxy card and do not wish to change your vote, there is no need to submit another proxy card in response to this first supplement to the proxy statement.

I look forward to seeing you at the meeting.

Sincerely,

Jonas Grossman
Chief Executive Officer

SUPPLEMENT NO. 1 DATED OCTOBER 10, 2019

TO

PROXY STATEMENT

DATED SEPTEMBER 23, 2019

CHARDAN HEALTHCARE ACQUISITION CORP.
17 STATE ST, 21ST FLOOR
NEW YORK, NY 10004
TELEPHONE: (646) 465-9000

This first supplement is being mailed to the stockholders of record of Chardan Healthcare Acquisition Corp. (“CHAC”) as of the close of business on October 11, 2019. The following information supplements and should be read in conjunction with the original proxy statement dated September 23, 2019 of CHAC relating to the proposed Business Combination with BiomX Ltd., (“BiomX”) which CHAC mailed to you on or about September 25, 2019.

CHAC is providing this first supplement to reflect the following:

●	As a condition to the obligations of BiomX to consummate the transactions contemplated by the Merger Agreement, the Aggregate Investment Amount (as defined in the Merger Agreement) shall equal or exceed $55.0 million, among other things.

●	The agreement pursuant to which Chardan Securities, LLC agreed to purchase up to $2.5 million of CHAC Shares at the closing of the Business Combination in the event that the Aggregate Investment Amount is less than $50 million has been amended such that Chardan Securities, LLC agrees to purchase up to $2.5 million of CHAC Shares at the closing of the Business Combination in the event that the Aggregate Investment Amount is less than $55.0 million, provided that CHAC shall not be obligated to make such purchases to the extent that the Aggregate Investment Amount is less than $55.0 million because of the failure of the BiomX shareholders to purchase $23 million of CHAC Shares.

●	The agreement of Chardan Investment LLC to cancel up to 500,000 CHAC shares in the event that the Aggregate Investment Amount (as defined in the Merger Agreement) is less than $70 million was terminated.

●	CHAC and BiomX have agreed to extend the Outside Closing Date to November 30, 2019.

BiomX, CHAC and Merger Sub entered into an amendment to the Merger Agreement giving effect to these agreements, which is attached hereto as Annex A.

As a result of the foregoing, CHAC is presenting revised pro-forma financial information and comparative per share data in the below.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

CHAC is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma combined balance sheet as of June 30, 2019 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma combined statements of operations for the six months ended June 30, 2019 and the twelve months ended December 31, 2018 gives pro forma effect to the Business Combination as if it had occurred as of January 1, 2018. This information should be read together with BiomX’s audited financial statements and related notes and CHAC’s respective unaudited and audited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BiomX Ltd.,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CHAC” and other financial information included in the original proxy statement.

The unaudited pro forma combined balance sheet as of June 30, 2019 has been prepared using the following:

●	BiomX’s unaudited historical interim consolidated balance sheet as of June 30, 2019

●	CHAC’s audited historical consolidated balance sheet as of June 30, 2019, incorporated by reference into this proxy supplement

The unaudited pro forma combined statement of operations for the six months ended June 30, 2019 has been prepared using the following:

●	BiomX’s unaudited historical interim consolidated statement of operations for the six months ended June 30, 2019

●	CHAC’s audited historical consolidated statement of operations for the year ended June 30, 2019, incorporated by reference into this proxy supplement

The unaudited pro forma combined statement of operations for the twelve months ended December 31, 2018 has been prepared using the following:

●	BiomX’s audited historical consolidated statement of comprehensive loss for the year ended December 31, 2018, as included elsewhere in the original proxy statement

●	CHAC’s unaudited condensed statements of operations for the six months ended June 30, 2018 and the six months ended December 31, 2018

Description of the Transaction

On July 16, 2019, CHAC, Merger Sub, and BiomX entered into the Merger Agreement pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, BiomX will merge with the Merger Sub with BiomX surviving the merger in accordance with the Israeli Companies Law as a wholly owned direct subsidiary of CHAC. The Merger Agreement was amended on October 11, 2019 to, among other things, increase the minimum cash closing condition to $55,000,000 from $50,000,000. For more information about the Business Combination, please see the section entitled “The Business Combination Proposal” in the original proxy statement. A copy of the Merger Agreement was attached to the original proxy statement as Annex A.

Accounting for the Business Combination

The Business Combination will be accounted for as a “reverse merger” in accordance with GAAP. Under this method of accounting, CHAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the assumption that BiomX’s shareholders will hold a majority of the voting power of the combined company, BiomX’s operations comprising the ongoing operations of the combined entity, BiomX’s designees comprising a majority of the governing body of the combined company, and BiomX’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which BiomX is issuing stock for the net assets of CHAC. The net assets of CHAC will be stated at historical cost, with no goodwill or other intangible assets recorded. The post-acquisition financial statements of CHAC will show the consolidated balances and transactions of CHAC and BiomX as well as comparative financial information of BiomX (the acquirer for accounting purposes).

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of operations of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide an understanding of the combined company upon consummation of the Business Combination for illustrative purposes.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. BiomX and CHAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Merger Sub, and accordingly, no adjustments were required with respect to this entity in the pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of CHAC Shares:

●	Scenario 1 — Assuming no redemptions for cash: This presentation assumes that no CHAC stockholders exercise redemption rights with respect to their common stock upon consummation of the Business Combination; and

●	Scenario 2 — Assuming redemptions of 1,568,373 shares of CHAC common stock for cash: This presentation assumes that CHAC stockholders exercise their redemption rights with respect to a maximum of 1,568,373 shares of common stock upon consummation of the Business Combination at a redemption price of approximately $10.13 per share. The maximum redemption amount is derived so that there is a minimum remaining in our trust account of $55,000,000, after giving effect to the payments to redeeming stockholders.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are an aggregate of 16,625,000 CHAC shares to be issued to BiomX shareholders, comprised of 15,027,781 CHAC shares to be issued to BiomX shareholders and 1,597,219 vested options and warrants to be issued to BiomX securityholders to purchase CHAC shares. The Company included the vested options and warrants in the presentation of CHAC shares issued as the Company assumed the shareholders would exercise their options and warrants since the exercise price is lower than the fair value and are therefore deemed to be in the money.

After the Business Combination, assuming no redemptions of common stock for cash, CHAC’s current public stockholders will own approximately 20% of the outstanding CHAC Shares, CHAC’s current directors, officers and affiliates will own approximately 7% of the outstanding CHAC Shares, and the former stockholders of BiomX will own approximately 73% of the outstanding CHAC Shares. Assuming redemption by holders of 1,568,373 CHAC’s outstanding common stock, CHAC public stockholders will own approximately 14% of the outstanding CHAC Shares, CHAC’s Sponsor and current directors, officers and affiliates will own approximately 7% of the outstanding CHAC Shares, and the former stockholders of BiomX will own approximately 78% of the outstanding CHAC Shares. The above numbers (i) include the Escrow Shares and (ii) assume that there are no purchase price adjustments or indemnification payments.

PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2019
(in thousands)
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) BiomX	(B) Chardan	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	$16,145	$697	$70,881	(1)
			(1,300	)(2)
			(500	)(3)	$85,923	(15,881	)(4)	$70,042
Restricted cash	92	—	—		92	—		92
Short-term deposits	18,617	—	—		18,617	—		18,617
Related party receivable	45	—	—		45	—		45
Other receivables	228	—	—		228	—		228
Prepaid expenses and other current assets	—	40	—		40	—		40
Total Current Assets	35,127	737	69,081		104,945	(15,881)		89,064
Marketable securities held in Trust Account	—	70,881	(70,881	)(1)	—	—		—
Operating lease right-of-use asset	594	—	—		594	—		594
Property and equipment, net	1,448	—	—		1,448	—		1,448
In-process research and development	4,556	—	—		4,556	—		4,556
Other assets	5	1	—		6	—		6
Total Assets	$41,730	$71,619	$(1,800)		$111,549	$(15,881)		$95,668

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,002	$235	$(222	)(2)	$2,015	$—		$2,015
Short-term leases	202	—	—		202	—		202
Taxes payable	—	136	—		136	—		136
Total Current Liabilities	2,204	371	(222)		2,353	—		2,353
Promissory note – related party	—	500	(500	)(3)	—	—		—
Contingent liabilities	903	—	—		903	—		903
Long-term lease liabilities	392	—	—		392	—		392
Total Liabilities	3,499	871	(722)		3,648	—		3,648

Commitments and Contingencies

Common stock subject to redemption	—	65,748	(65,748	)(4)	—	—		—

Stockholders’ Equity
Ordinary shares	3	—	(3	)(5)	—	—		—
Preferred shares	9	—	(9	)(5)	—	—		—
Common stock	—	—	1	(4)
			2	(5)	3	(1	)(4)	2
Additional paid-in capital	66,831	4,654	65,747	(4)
			356	(5)	137,588	(15,880	)(4)	121,708
Retained earnings (Accumulated deficit)	(28,612)	346	(1,078	)(2)
			(346	)(4)	(29,690)	—		(29,690)
Total Stockholders’ Equity	38,231	5,000	64,670		107,901	(15,881)		92,020
Total Liabilities and Stockholders’ Equity	$41,730	$71,619	$(1,800)		$111,549	$(15,881)		$95,668

Pro Forma Adjustments to the Unaudited Combined Balance Sheet

(A)	Derived from the unaudited interim consolidated balance sheet of BiomX as of June 30, 2019.

(B)	Derived from the audited consolidated balance sheet of CHAC as of June 30, 2019.

(1)	To reflect the release of cash from marketable securities held in the trust account.

(2)	To reflect the payment of estimated legal, financial advisory and other professional fees related to the Business Combination.

(3)	To reflect the repayment in July 2019 of promissory notes to related party.

(4)	In Scenario 1, which assumes no CHAC stockholders exercise their redemption rights, the common stock subject to redemption for cash amounting to $65,747,000 would be transferred to permanent equity. In Scenario 2, which assumes the same facts as described in Items 1, 2 and 3 above, but also assumes the maximum number of shares are redeemed for cash by the CHAC stockholders, $15,880,000 would be paid out in cash. The $15,880,000, or 1,568,373, shares of common stock, represents the maximum redemption amount providing for a minimum of $55,000,000 remaining in the trust account, after giving effect to payments to redeeming stockholders based on a consummation of the Business Combination on June 30, 2019.

(5)	To reflect the recapitalization of BiomX through (a) the contribution of all the share capital in BiomX to CHAC, (b) the issuance of 16,625,000 CHAC Shares and (c) the elimination of the historical accumulated deficit of CHAC, the accounting acquiree.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2019
(in thousands, except share and per share data)
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) BiomX	(B) CHAC	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
Research and development	$5,600	$—	$—		$5,600	$—		$5,600
General and administrative expenses	2,190	389	(478	)(1)	2,101	—		2,101
Operating loss	7,790	389	(478)		7,701	—		7,701

Other (income) expense:
Interest income	—	(832)	832	(2)	—	—		—
Unrealized gain on marketable securities	—	(15)	15	(2)	—	—		—
Other income, net	(787)	(6)	—		(793)	—		(793)
Loss (income) before income taxes	7,003	(464)	369		6,908	—		6,908
Provision for income taxes		127	(127	)(3)	—	—	(2)	—
Net loss (income)	$7,003	$(337)	$242		$6,908	$—		$6,908

Weighted average shares outstanding, basic and diluted		1,996,149	23,378,851	(4)	25,375,000	(1,568,373	)(4)	23,806,627
Basic and diluted net loss per share		$0.15			$0.27			$0.29

PRO FORMA COMBINED STATEMENT OF OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 2018
(in thousands, except share and per share data)
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(C) BiomX	(D) CHAC	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
Research and development	$9,135	$—	$—		$9,135	$—		$9,135
General and administrative expenses	3,360	17	—		3,377	—		3,377
Operating loss	12,495	17	—		12,512	—		12,512

Other (income) expense:
Interest income	—	(55)	55	(1)	—	—		—
Unrealized loss on marketable securities	—	21	(21	)(1)	—	—		—
Other expense, net	225	—	—		225	—		225
Loss (income) before income taxes	12,720	(17)	34		12,737	—		12,737
Provision for income taxes		8	(8	)(2)	—	—	(2)	—
Net loss (income)	$12,720	$(9)	$26		$12,737	$—		$12,737

Weighted average shares outstanding, basic and diluted		1,782,502	23,592,498	(3)	25,375,000	(1,586,373	)(3)	23,806,627
Basic and diluted net loss (income) per share		$0.01			$0.50			$0.54

Pro Forma Adjustments to the Unaudited Combined Statements of Operations

(A)	Derived from the unaudited interim consolidated statement of operations of BiomX for the six months ended June 30, 2019.

(B)	Derived from the audited consolidated statement of operations of CHAC for the six months ended June 30, 2019.

(C)	Derived from the audited consolidated statement of comprehensive loss of BiomX for the year ended December 31, 2018.

(D)	Derived from the unaudited statements of operations of CHAC for the twelve months ended December 31, 2018.

(1)	Represents an adjustment to eliminate direct, incremental costs of the Business Combination which are reflected in the historical consolidated financial statements of BiomX and CHAC in the amount of $319,000 and $159,000, respectively, for the six months ended June 30, 2019. There were no such amounts recorded for the twelve months ended December 31, 2018.

(2)	Represents an adjustment to eliminate interest income and unrealized gains/losses on marketable securities held in the trust account as of the beginning of the period.

(3)	To record normalized blended statutory income tax benefit rate of 23% for pro forma financial presentation purposes resulting in the recognition of an income tax benefit, which however, has been offset by a full valuation allowance as the combined company expects to incur continuing losses.

(4)	The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that CHAC’s Initial Public Offering occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire periods presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed for the entire period.

The following presents the calculation of basic and diluted weighted average common shares outstanding. The computation of diluted loss per share excludes the effect of warrants to purchase 6,400,000 shares of common stock because the inclusion of any of these securities would be anti-dilutive.

	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
CHAC public shares	5,000,000	3,431,627
CHAC Sponsor shares	1,750,000	1,750,000
CHAC shares purchased by BiomX shareholders from public shareholders	2,000,000	2,000,000
CHAC shares issued in Business Combination	16,625,000	16,625,000
Weighted average shares outstanding	25,375,000 (1)	23,806,627 (1)
Percent of shares owned by BiomX holders	73.4%	78.2%
Percent of shares owned by other CHAC holders	26.6%	21.8%

(1)	Does not include shares issuable pursuant to (i) the exercise of CHAC Warrants (up to 3,500,000 shares) and Private CHAC Warrants (up to 2,900,000 shares), (ii) agreements with certain stockholders of BiomX (6,000,000 shares), outstanding options under existing BiomX equity incentive plans (up to approximately 3,836,000 shares), and shares issuable under the 2019 Omnibus Long-Term Incentive Plan which is being presented to stockholders for approval at the Special Meeting (up to an estimated 2,981,000 shares)

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for BiomX and CHAC on a stand-alone basis and the unaudited pro forma combined per share information after giving effect to the Business Combination, (1) assuming no CHAC stockholders exercise redemption rights with respect to their common stock upon the consummation of the Business Combination; and (2) assuming that CHAC stockholders exercise their redemption rights with respect to a maximum of 1,568,373 shares of common stock upon consummation of the Business Combination.

The historical information should be read in conjunction with the information in the sections entitled “Selected Historical Financial Information of CHAC” and “Selected Historical Consolidated Financial and Other Data of BiomX” and the historical financial statements of CHAC and BiomX incorporated by reference in or included elsewhere in the original proxy statement. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the information contained in the section of the original proxy statement entitled “Unaudited Pro Forma Combined Financial Information.”

The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would been had the companies been combined during the periods presented, nor to project the Company’s results of operations or earnings per share for any future date or period. The unaudited pro forma combined stockholders’ equity per share information below does not purport to represent what the value of CHAC and BiomX would have been had the companies been combined during the periods presented.

(in thousands, except share and per share data)

	BiomX	CHAC	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Six Months Ended June 30, 2019
Net (loss) income	$(7,003)	$337	$(6,908)	$(6,908)
Stockholders’ equity	38,231	5,000	107,901	92,020
Weighted average shares outstanding – basic and diluted		1,996,149	25,375,000	23,806,627
Basic and diluted net loss per share		(0.15)	(0.27)	(0.29)
Stockholders’ equity per share – basic and diluted		2.50	4.25	3.87
Year Ended December 31, 2018 (BiomX) and Twelve Months Ended December 31, 2018 (CHAC)
Net (loss) income	$(12,720)	$9	$(12,737)	$(12,737)
Weighted average shares outstanding – basic and diluted		1,782,502	25,375,000	23,806,627
Basic and diluted net loss per share		(0.01)	(0.50)	(0.54)

Revoking Your Proxy and Changing Your Vote.  If you have already voted or submitted your proxy card, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	if you are a record holder, you may notify our corporate secretary in writing before the special meeting that you have revoked your proxy at Chardan Healthcare Acquisition Corp., 17 State St., Floor 21, New York, NY 10004, Attn: Corporate Secretary; or

●	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Please note that if your shares are held in “street name,” consult your broker for instructions on how to revoke your proxy or change your vote.

Except as described in this supplement all the disclosures in the proxy statement remain in effect.

If you would like additional copies of the proxy card, or if you have questions about the acquisition, you should contact:

Morrow Sodali
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Individuals, please call toll-free: (800) 662-5200
Banks and brokerage, please call: (203) 658-9400
Email: CHAC.info@morrowco.com

Annex A

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT, dated as of October 10, 2019 (this “Amendment Agreement”), amends the Merger Agreement dated as of July 16, 2019 (the “Merger Agreement”), by and among BiomX Ltd., an Israeli company (the “Company”), Shareholder Representative Services LLC, as the Shareholders’ Representative (the “Shareholders’ Representative”), Chardan Healthcare Acquisition Corp., a Delaware corporation (the “Purchaser”) and CHAC Merger Sub Ltd., an Israeli company (“Merger Sub”). Any capitalized terms not defined herein and defined in the Merger Agreement have the same meaning as in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendment.

a)	Section 9.8(a) of the Merger Agreement is hereby amended by deleting the phrase “Thirty Million Dollars ($30,000,000)” and replacing it with “Thirty-Two Million Dollars ($32,000,000)”.

b)	The text of Section 9.8(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Purchaser and the Company shall use their commercially reasonable efforts to cause (i) the immediately available funds contained in the New Investment Escrow Account available for release to Purchaser immediately following the Closing that have been deposited into the New Investment Escrow Account pursuant to the Company Securityholder Purchase Agreements to equal or exceed Twenty Million Dollars ($20,000,000), and (ii) the immediately available funds contained in the New Investment Escrow Account available for release to Purchaser immediately following the Closing that have not been deposited into the New Investment Escrow Account pursuant to the Company Securityholder Purchase Agreements or the Third Party Purchase Agreements to equal or exceed Three Million Dollars ($3,000,000).”

c)	The text of Section 9.10 of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“Dual Listing. Within 60 days following the Closing, the Purchaser’s Board of Directors shall consider whether it is advisable and in the best interests of the Purchaser and its stockholders to list the Purchaser Common Stock on the Tel Aviv Stock Exchange.”

d)	Section 10.2(h) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“The immediately available funds contained in the New Investment Escrow Account available for release to Purchaser immediately following the Closing that have been deposited into the New Investment Escrow Account (i) pursuant to the Company Security Purchase Agreements shall equal or exceed Twenty Million Dollars ($20,000,000) and (ii) pursuant to one or more security purchase agreements that are not Company Securityholder Purchase Agreements or Third Party Purchase Agreements shall equal or exceed Three Million Dollars ($3,000,000).”

e)	Section 10.3(d) of the Merger Agreement is hereby amended by deleting the phrase “Fifty Million Dollars ($50,000,000)” and replacing it with “Fifty-Five Million Dollars ($55,000,000)”.

f)	Section 10.3(h) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“The immediately available funds contained in the New Investment Escrow Account available for release to Purchaser immediately following the Closing that have been deposited into the New Investment Escrow Account (i) pursuant to the Company Security Purchase Agreements shall equal or exceed Twenty Million Dollars ($20,000,000), and (ii) pursuant to one or more security purchase agreements that are not Company Securityholder Purchase Agreements or Third Party Purchase Agreements shall equal or exceed Three Million Dollars ($3,000,000).”.”

g)	Section 13.1 of the Merger Agreement is hereby amended by deleting the phrase “October 31, 2019” and replacing it with “November 30, 2019” and deleting the clause “; provided, that if the SEC has not declared the Proxy Statement effective on or prior to September 30, 2019, the Outside Closing Date shall be automatically extended to November 30, 2019” in its entirety.

2.	Limited Effect; No Modifications. The provisions set forth in Section 1 above shall be limited precisely as written. Nothing contained in this Amendment Agreement will be deemed or construed to otherwise amend, supplement or modify the Merger Agreement or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

3.	Miscellaneous.

a)	This Amendment Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

b)	This Amendment Agreement shall inure to the benefit of and be binding upon each of the parties and each of their respective successors and assigns.

c)	The headings in this Amendment Agreement are for reference only and do not affect the interpretation of this Amendment Agreement.

d)	This Amendment Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment Agreement.

e)	Each party shall pay its own costs and expenses in connection with this Amendment Agreement (including the fees and expenses of its advisors, accounts and legal counsel).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement as of the date first written above.

Purchaser:

CHARDAN HEALTHCARE ACQUISITION CORP.

By:
Name:
Title:

Merger Sub:

CHAC MERGER SUB LTD.

By:
Name:
Title:

Company:

BIOMX LTD.

By:
Name:
Title:

Shareholders’ Representative:

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as the Shareholders’ Representative

By:
Name:
Title:

Solely for the purposes of Section 9.10:

CHARDAN INVESTMENTS LLC

By:
Name:
Title:

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